Exhibit No. EX-99(a)(4)

                  RESOLUTIONS ADOPTED BY THE BOARD OF TRUSTEES
                                       OF
                       GARTMORE VARIABLE INSURANCE TRUST,
                            A DELAWARE SATUTORY TRUST
                                     AT THE
                  REGULAR BOARD MEETING HELD ON MARCH 10, 2006

RESOLVED, that the name of the Dreyfus GVIT International Value Fund be changed to the "GVIT International Value Fund," effective as of or around May 1, 2006; and it is

RESOLVED FURTHER, that each of the following agreements and plans of the Trust be, and each agreement and plan hereby is, amended to change the name of the Dreyfus GVIT International Value Fund to the "GVIT International Value Fund," effective as of or around May 1, 2006:

                  Investment Advisory Agreement;
                  Underwriting Agreement;
                  Distribution Plan and related agreements;
                  Fund Administration Agreement;
                  Transfer and Dividend Disbursing Agent Agreement; Administrative Services Plan and servicing agreements; Global Custody Agreement; and
                  18f-3 Plan; and it is

RESOLVED FURTHER, that the officers of the Trust be, and each said officer hereby is, authorized and directed to execute and deliver said amendments to the aforementioned agreements and plans, and to take any action in connection therewith to carry out the intent and purpose of the foregoing resolution.